Exhibit 4

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Description of Our Common Stock
     The following description of our Common Stock is a summary and does not purport to be complete. For a complete description of the terms and provisions of the our equity securities, including our common stock, refer to our Amended and Restated Articles of Incorporation and our Bylaws as amended, both of which are furnished as exhibits to this Annual Report on Form 10-K.

Authorized Capital
     The Corporation is authorized to issue an aggregate number of shares of capital stock of 10,000,000 shares, 6,000,000 of which is Common Stock, $0.01 par value per share, and 4,000,000 shares of which are undesignated, $0.01 par value per share. Our Board of Directors is authorized to establish from the undesignated shares one or more classes or series of shares, to set forth the designation of each such class or series and to fix the relative rights and preferences of each such class or series to the full extent permitted by law.

Voting Rights
     Our Common Stock does not have cumulative voting rights.

Other Rights
     Special meetings of the shareholders may be called by the holders of not less than three percent of the shares outstanding and entitled to vote.

Listing
     Our Common Stock is traded on the Nasdaq Stock Market, LLC under the trading symbol “NVEC.”